Exhibit (d)(6)

FIRST AMENDMENT TO
 INVESTMENT ADVISORY AGREEMENT

THIS FIRST AMENDMENT TO INVESTMENT ADVISORY AGREEMENT (this “Amendment”) is made and entered into effective as of February 28, 2017, by and between Hennessy Funds Trust, a Delaware statutory trust (the “Trust”), on behalf of each of its investment series set forth on Schedule A hereto as it may be amended from time to time (hereinafter referred to each as a “Fund” and together as the “Funds”), and Hennessy Advisors, Inc., a California corporation (“HNNA”).

RECITALS

WHEREAS, the Trust is registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, as an open-end management investment company;

WHEREAS, the Trust and HNNA previously entered into an Investment Advisory Agreement, dated as of October 25, 2012, pursuant to which the Trust retained HNNA as the investment adviser to the Funds (the “Advisory Agreement”);

WHEREAS, HNNA agreed to reduce the annual investment advisory fee for the Hennessy Technology Fund from 0.90% to 0.74%, effective as of February 28, 2017;

 WHEREAS, upon the approval and direction of the Board of Trustees of the Trust, the Hennessy Core Bond Fund was liquidated, effective as of February 17, 2017;

WHEREAS, the name of the Hennessy Gas Utility Index Fund was changed to the Hennessy Gas Utility Fund, effective as of February 27, 2015; and

WHEREAS, the parties now desire to amend the Advisory Agreement to replace Schedule A with an updated schedule to reflect the foregoing items.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and covenants hereinafter contained, the Trust on behalf of the Funds and HNNA do mutually promise and agree as follows:

1. Schedule A to the Advisory Agreement is hereby replaced in its entirety with Schedule A to this Amendment.

2. Except as herein modified or amended, the terms and conditions of the Advisory Agreement shall remain unchanged and in full force and effect.

(Signature page follows.)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the day first above written.

HENNESSY ADVISORS, INC.

By:    /s/ Neil J. Hennessy
Neil J. Hennessy
President and Chief Executive Officer

HENNESSY FUNDS TRUST

By:    /s/ Neil J. Hennessy
Neil J. Hennessy
President

Signature Page to First Amendment to Investment Advisory Agreement

SCHEDULE A

(as of February 28, 2017)

Name of Fund	Advisory Fee per Annum (as a % of average daily net assets)
Hennessy Focus Fund	0.90%
Hennessy Equity and Income Fund	0.80%
Hennessy Gas Utility Fund	0.40%
Hennessy Small Cap Financial Fund	0.90%
Hennessy Large Cap Financial Fund	0.90%
Hennessy Technology Fund	0.74%

Schedule A